AMENDED AND RESTATED

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                      PROFESSIONAL SPORTS CARE QUEENS, L.P.

          THIS AGREEMENT is made as of the 28th day of June, 1996 by and among PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation with offices at 550 Mamaroneck Avenue, Harrison, New York 10528, (hereinafter referred to as the "General Partner") and ADAM ELBERG with an address at 522 Shore Road, Apartment 6P, Long Beach, New York 11561 and RONALD LINFONTE with an address at 79-3A Richmond Boulevard, Ronkonkoma, New York 11779 and KEVIN KENNEDY with an address a 7 Fox Run Drive, Englewood, New Jersey 07631 (hereinafter collectively referred to as the "Limited Partners" or individually as a "Limited Partner"). The General Partner and the Limited Partners are hereinafter sometimes collectively referred to as the "Partners" or individually as a "Partner".

          WHEREAS, the General Partner, Answorth A. Allen, M.D., Ronald Linfonte and Creative Medical Technologies, Inc. executed a certain Limited Partnership Agreement of Professional Sports Care Queens, L.P. dated as of June 28, 1995 (hereinafter referred to as the "Initial Agreement"); and

          WHEREAS, the Initial Agreement required that initial capital contributions be made to the Partnership by each party to the Initial Agreement; and

          WHEREAS, neither Answorth A. Allen, M.D. nor Creative Medical Technologies, Inc. made its respective capital contribution to the Partnership as required by


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the Initial Agreement and therefore never became Limited Partners and never acquired any rights under or pursuant to the Initial Agreement; and

          WHEREAS, Answorth A. Allen, M.D. and Creative Medical Technologies, Inc. have advised the General Partner that each has elected not to participate in the Partnership; and

          WHEREAS, the Partners desire to amend and restate the Initial Agreement; and

          NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties hereinafter contained, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

                                    ARTICLE I

                           FORMATION, NAME AND PURPOSE

          Section 1.1 Formation

          The parties hereto hereby agree to form a Limited Partnership known as PROFESSIONAL SPORTS CARE QUEENS, L.P., pursuant to the provisions of the Revised Uniform Limited Partnership Act of the State of New York.

          Section 1.2 Name

          The Partnership shall be conducted under the name and style of PROFESSIONAL SPORTS CARE QUEENS, L.P. (hereinafter referred to as the "Partnership"). The principal office of the Partnership shall be maintained at 176-60 Union Turnpike, Flushing, New York 11366. The mailing address shall be at 550 Mamaroneck Avenue, Harrison, New York 10528.


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          Section 1.3 Purpose

          The purpose of the partnership is to provide consulting in the start-up of managing and administering the operations of and providing other services to business entities which administer and deliver physical therapy and other rehabilitative and therapeutic programs.

          Section 1.4 Authorized Acts

In furtherance of its purposes, but subject to all other provisions of this Agreement, the Partnership is hereby authorized:

          i. To acquire by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

          ii. To construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

          iii. To borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on the Property or any other assets of the Partnership;

          iv. To enter into, perform and carry out contracts of any kind, including contracts with affiliated persons, necessary to, in connection with or incident to, the accomplishment of the purposes of the Partnership, specifically including, but not limited to, the execution and delivery of all agreements, certificates, instruments or documents required by or in connection with the acquisition, construction, development, improvements, maintenance and operation of Partnership property; and


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          v. To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State.

          Section 1.5 Term

          The term of the Partnership shall commence on the date on which a Certificate of Limited Partnership shall be filed with the Office of the New York Secretary of State and shall continue in full force and effect until December 31, 2045, unless terminated prior to such date as provided elsewhere in this Agreement.

                                   ARTICLE II

                              PARTNERS AND CAPITAL

          Section 2.1 General Partner

          The General Partner of the Partnership is PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation.

          Section 2.2 Limited Partners

          The Limited Partners shall be ADAM ELBERG, RONALD LINFONTE and KEVIN KENNEDY.

          Section 2.3 Partnership Capital

          The capital of the Partnership shall be the aggregate amount of the cash contributed or exclusive services provided by the General Partner and the Limited Partners, as hereinafter set forth. The original capital account of each Partner shall for all purposes of this


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Agreement be deemed the amount of his capital contribution (the "Capital
Contribution"). No interest shall be paid on any Capital Contribution to the Partnership.

          Section 2.4 Withdrawal of Capital

          Except as may be specifically provided in this Agreement, no Partner shall have the right to withdraw from the Partnership all or any part of his Capital Contribution.

          Section 2.5 Liability of Limited Partners

No Limited Partner shall be liable for any debts, liabilities, contracts, or obligations of the Partnership. After his Capital Contribution shall be fully paid no Limited Partner shall be required to make any further capital contribution nor lend any funds to the Partnership.

          Section 2.6 Special Rights of Limited Partners

          A. Notwithstanding any provisions to the contrary herein, and subject to the provisions set forth in this Section 2.6, the Limited Partners, by a unanimous vote of the Limited Partners, shall have the right to remove any General Partner who is found by a court of competent jurisdiction, and such finding is beyond appeal or otherwise final, to have willfully violated his fiduciary responsibility as a General Partner; provided, however, that no such removal of a General Partner shall affect the vested rights (including, without limitation, the right to receive any fees payable to any General Partner, income profits and losses and net proceeds from a sale or refinancing) or increase any of the obligations or liabilities of any General Partner, without his consent; and, provided, further, that the attempted exercise of rights provided for in this paragraph shall be ineffective unless and until such consenting Limited Partners shall have first obtained an opinion of counsel in a form satisfactory to


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100% in interest of the Limited Partners stating that such action or consent (a)
would not affect the classification of or result in a termination of the Partnership for Federal income tax purposes and (b) would not cause the Limited Partners to lose the limited liability under the laws of the State.

          B. Any General Partner removed pursuant to this Section 2.6 shall, upon such removal, become a Limited Partner with the following restricted rights, and as such shall not have any right to participate in the management of the affairs of the Partnership or vote in any vote requiring the Consent of the Limited Partners, and shall not be entitled to any portion of the profits and losses, cash or other assets distributable to the Limited Partners, but such person shall retain the share of the capital, profits and losses, cash or other assets of the Partnership distributable to the General Partner in the same proportion to which he was entitled in his capacity as a General Partner hereunder; provided, however, that the Limited Partners or any successor General Partner proposed by them shall have the option, but not the obligation, to acquire the interest in the Partnership (For purposes of this Agreement, "interest in the Partnership", "interest" or "partnership interest" shall mean the entire interest of a partner as a partner in the Partnership, including his interest in distributions of Cash Flow, his Capital Account, and his interest in the Profits and Losses, all as provided in this Agreement, and his right to participate as a Partner) of any General Partner so removed upon payment of the fair market value of such interest as of the date of removal of the General Partner which fair market value shall be determined by the then independent public accountant of the Partnership in accordance with the same accounting practices and principles used by said accountant in connection with the preparation and filing of the Partnership's Federal Income


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Tax Returns. The then accountant's decision shall be promptly rendered and shall be final and binding upon the parties hereto and any successor General Partner. With respect to any other transfer of an interest in the Partnership, the then accountants shall value said interest as of the date of notice of such transfer. Said amount shall accrue interest from such date of notice to the date of payment at the rate of 6% per annum. Notwithstanding the foregoing provisions of this Section 2.6, the Partnership shall not be required to make payments to a General Partner so removed to the extent of any damages suffered by the Partnership as a result of any material breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable for any obligations of the Partnership which arise after the effective date of his removal. ARTICLE III

                              CAPITAL CONTRIBUTION

                   DEATH, TRANSFER, TERMINATION AND DISABILITY

                               OF LIMITED PARTNERS

          Section 3.1 Capital Contributions and Partnership Interest (3.1.2)


               3.1.1 Simultaneously with the execution of this Agreement, the Limited Partners have made the following initial Capital Contribution to the
Partnership:

     ADAM                ELBERG $25,000.00

     RONALD LINFONTE In exchange for services rendered in connection with the formation of the partnership, and subject to the restrictions on transferability of his partnership interest contained in this Agreement, Ronald Linfonte's capital contribution is valued at $12,000.00



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     KEVIN               KENNEDY In exchange for services
                         rendered in connection with the
                         formation of the partnership, and
                         subject to the restrictions on
                         transferability of his partnership
                         interest contained in this Agreement,
                         Kevin Kennedy's capital contribution is
                         valued at $4,000.00


          3.1.2 (a) ADAM ELBERG as a Limited Partner has a 25% interest in the Partnership.

               (b) RONALD LINFONTE as a Limited Partner has the following interest in the Partnership.

               i) during the first 12 month period after the date of this
               Agreement: 8%.

               ii) during and after the second 12 month period after the date of this Agreement: 12%.

               (c) KEVIN KENNEDY as a Limited Partner has the following interest in the Partnership.

               i) during the first 12 month period after the date of this
               Agreement: 2%.

               ii) during and after the second 12 month period after the date of this Agreement: 4%.

          3.1.3 At any time from and after the 12 month period following the date of this Agreement, the General Partner shall have the right to purchase a portion or all of the interests of the Limited Partners in the Partnership. Such right shall be exercised by the


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General Partner by giving written notice of such exercise to each Limited
Partner. Any such notice shall set forth the interests being purchased and the effective date of any such purchase. The purchase price for any such acquisition shall be equal to the greater of (a) the amount determined by the then independent public accountant of the Partnership by valuing the Partnership at four (4) times the taxable earnings from the immediately prior twelve (12) month period from the date of such notice multiplied by the interest to be transferred and (b) the initial capital contribution made by the Limited Partner transferring its interest towards the interest to be transferred. At the closing of any such acquisition, the Limited Partner(s) transferring its interest shall, upon payment of the required purchase price, execute and deliver to the General Partner any and all documentation reasonably required to accomplish such transfer. In the event the General Partner acquires all of the interests in the Partnership, the Partnership shall dissolve and terminate, effective upon the date of such acquisition.

          Section 3.2 Purchase Obligations Upon Death

          3.2.1 Upon the death of a Limited Partner who is an individual, his estate shall sell and the Partnership shall purchase the interest which was owned by the deceased Limited Partner at his death for the price and upon the other terms hereinafter provided.

          3.2.2 To the extent that the Partnership is prevented by law from purchasing any interest owned by the deceased Limited Partner's estate or at the option of all of the surviving Partners, each surviving Partner shall purchase from the deceased Limited Partner's estate and the latter shall sell for the price and upon the other terms hereinafter provided that proportion of such unpurchased interest which equals the proportion which the interest owned


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by each such surviving Partner at the deceased Limited Partner's death is of the total interest then owned by all the surviving Partners.

          Section 3.3 Option upon Voluntary Transfer

          3.3.1 Notice of Transfer If a Limited Partner intends to transfer its partnership interest of which he is owner to any person other than the Partnership, he shall give 30 days' written notice to the Partnership and the remaining Partners of his intention to so transfer. The notice, in addition to stating the fact of the intention to transfer the interest, shall state (i) the interest to be transferred, (ii) the name, business and residence address of the proposed transferee, (iii) whether or not the transfer is for a valuable consideration, and if so, the amount of the consideration and the other terms of the sale.

          3.3.2 Primary Option to Purchase Within 30 days of the Partnership's receipt of the notice, the Partnership may exercise an option to purchase all or any portion of the interest proposed to be transferred for the price and upon the other terms hereinafter provided. If the Partnership does not exercise its option to purchase all or any portion of such interest, each remaining Partner within 45 days of his receipt of the notice of the proposed transfer, may exercise an option to purchase that proportion of the unpurchased interest which equals the proportion which the interest owned by each such remaining Partner at the time of the Partnership's receipt of said notice is of the total interest then owned by all such remaining Partners. The purchase option granted in this paragraph is sometimes hereinafter referred to as the "Primary Option."

          3.3.3 Secondary Option to Purchase If neither the Partnership nor a Partner exercises its or his Primary Option to purchase such interest, each other Partner who is


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granted and who exercises a Primary Option may within ten days after the expiration of the 45 day option period provided for in paragraph 3.3.2 exercise an option to purchase the interest with respect to which the Partnership or such Partner has failed to exercise his Primary Option (hereinafter "the Option Interest"). In the case of a single other Partner his option shall be to purchase all of the Option Interest. In the case of two or more other Partners, each other Partner's option shall be to purchase the amount of the Option Interest which bears the same proportion to the total amount of the Option Interest as the interest owned by each such other Partner at the time of the Partnership's receipt of the notice provided for in paragraph 3.3.2 bears to the total interest then owned by all such other Partners, provided that all other Partners may by agreement among themselves determine the proportions in which some or all of their number may exercise the option granted in this paragraph
3.3.3. The Purchase Option granted by this paragraph is sometimes hereinafter referred to as the "Secondary Option."

          3.3.4 The Partnership and the remaining Partners must in the aggregate exercise their options to purchase all of the interest proposed to be transferred or forfeit their options.

          3.3.5 If a Partner who proposes to transfer his interest dies prior to the closing of the sale and purchase contemplated by this paragraph 3.3, his interest shall be the subject of sale and purchase under paragraph 3.2.

          Section 3.4 Option upon Involuntary Transfer

          If other that by reason of a Partner's death a Partnership interest is transferred by operation of law to any person other than the Partnership (such as but not limited to a Partner's trustee in bankruptcy, a purchaser at any creditor's or court sale or the


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guardian or conservator of an incompetent Partner), the Partnership or the remaining Partners, within 45 days of the Partnership's receipt of actual notice of the transfer in the case of a Primary Option and within 60 days of such event in the case of a Secondary Option may exercise an option to purchase all but not less than all of the interest so transferred in the same manner and upon the same terms as provided in paragraph 3.3, with respect to the partnership interest proposed to be transferred.

          Section 3.5 Purchase Obligations Upon Disability

          If a Limited Partner who is an individual shall become totally disabled, the Partnership or the remaining Partners, within 60 days of the date of the commencement of such total disability shall purchase all but not less than all of the interest owned by the disabled Limited Partner at the time of the commencement of his total disability. A Limited Partner shall be deemed totally disabled within the meaning of this paragraph 3.5 if as a result of sickness, accident or injury, he becomes wholly and continuously unable to perform his duties for a period of twelve consecutive months, and his disability shall be deemed to have commenced at the end of said twelve month period. However, if such Limited Partner is covered by a disability insurance policy provided by the Partnership, the definition and determination of disability made by such insurance company shall be controlling.

          Section 3.6 Exercise of Options and Effect of Non-Exercise of Options

          3.6.1 The Partnership and the Partners who exercise the Primary Option or Secondary Option granted in paragraphs 3.3 or 3.4 shall do so by delivering written notice of the exercise of the options within the times provided in said paragraphs to the proposed


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transferor in case of a paragraph 3.3 option, to the transferee in the case of a paragraph 3.4 option, and to the remaining Partners in all of said cases.

          3.6.2 If the purchase options are forfeited or not exercised in compliance with paragraph 3.3 or 3.4, then in the case of a proposed transfer under paragraph 3.3, the interest may be transferred within ten days after the expiration of the 60 day Secondary Option period granted to each remaining Partner under paragraph 3.3.3 to the transferee named in the notice required by paragraph 3.3, and upon the terms therein stated subject to the terms of this Agreement; and in the case of a transfer of interest under paragraph 3.4, the interest after the expiration of the 60 day Secondary Option period granted to each remaining Partner under paragraph 3.4 shall remain in the ownership of the transferee, and shall be subject to the terms of this Agreement.

          3.6.3 If in the case of a paragraph 3.3 transfer, the transfer is not upon the terms or is not to the transferee stated in the notice required of the transferring Limited Partner by paragraph 3.3, or is not within the aforesaid ten day period, or the transferor, after the transfer, reacquires all or any portion of the transferred interest, the interest transferred or reacquired, as the case may be, shall remain subject to this Agreement as if no transfer had been made.

          Section 3.7 Purchase Price

          The purchase price of an interest transferred under Article III hereto (other than a transfer pursuant to Section 3.13 hereof) shall be determined in the same manner or valuation of a General Partner interest under Section 2.6(B).

          Section 3.8 Payment of Purchase Price


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          The payment of a purchase price for an interest hereunder shall be paid in cash except that at the option of the purchasing party or Partner, 80% of the purchase price may be deferred by a self-amortizing five (5) year note at the then lowest applicable federal interest rate as defined in ss.1274 of the Internal Revenue Code. In the event the purchasing party is the Partnership, the amount to be paid in cash shall be no less than the amount of the initial capital contribution made by the Partner selling its interest towards the interest being sold.

          Section 3.9 Transfer to Immediate Family Members Notwithstanding any other provision of this Agreement any Limited Partner who is an individual may transfer his interest in the limited partnership to an "Immediate Family Member" or "Immediate Family Members" ("Immediate Family Member" defined as any parent, adult sibling, adult child, adult stepchild, spouse, grandparent or adult grandchild), without complying with the terms of Article III, provided such family member(s) executes the limited partnership agreement and any amendments thereto which are in force and effect at such time.

                                   ARTICLE IV

                              CAPITAL CONTRIBUTION

                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER


          Section 4.1 Capital Contribution

          4.1.1 Simultaneously with the execution of this Agreement, the General Partner has made a $59,000.00 initial Capital Contribution to the Partnership.

          4.1.2 The General Partner has the following interest in the
Partnership:


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               i) during the first 12 month period after the date of this
               Agreement: 65%.


               ii) during and after the second 12 month period after date of this Agreement: 59%.

          Section 4.2 Authority

          The General Partner shall have all the powers of a general partner under the Revised Uniform Limited Partnership Act of the State of New York including, but not limited to, all those powers enumerated in Section 1.4.

          Section 4.3 Other Activities

          The General Partner may engage independently or with others in other business ventures of every nature and description and neither the Partnership nor any other Partner shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom.

          Section 4.4 Business Management and Control

          The General Partner shall have the exclusive right to manage the business of the Partnership. No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner) shall participate in or have any control over the Partnership business, except as required by law or otherwise provided in this Agreement. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by this Agreement. No Limited Partner (except one who may also be a General Partner) shall have any authority or right to act for or to bind the Partnership.

          Section 4.5 Delegation of General Partners' Authority



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          If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or Partners. Such writing shall fully authorize such other General Partner to act alone without the requirement of any act or signature of the other General Partner, to take any action permitted by the authorization and to do anything and everything which the General Partner is so authorized to take or do thereunder, provided, however, that any such delegation shall not relieve the General Partner making such delegation of the obligations under this Agreement. Every contract, deed, mortgage, lease and other instrument executed by any General Partner so authorized shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that at the time of the delivery thereof (a) this Partnership was in existence, (b) this Agreement had not been terminated or canceled or amended in any manner so as to restrict such authority (except as shown in certificates or other instruments duly filed as required by the Act), and (c) the execution and delivery of such instruments were duly authorized by the General Partners. Any person dealing with the Partnership or the General Partners may always rely on a certificate signed by any General Partner hereunder:

          i. as to who are the General Partner(s) or Limited Partner(s) hereunder;

          ii. as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the General Partner(s) or in any other manner germane to the affairs of this Partnership;

          iii. as to who is authorized to execute and deliver any instrument or document of the Partnership;


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          iv.  as to the authenticity of any copy of this Agreement and amendments thereto; or

          v. as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

          Section 4.6 Duties and Obligations

          A. The General Partner shall devote to the Partnership such time as it shall deem to be necessary for the proper performance of its duties. The General Partner shall use reasonable business judgment in managing all business affairs of the Partnership.

          B. The General Partner shall obtain and keep in force at Partnership expense during the term of the Partnership fire and extended coverage, worker's compensation and public liability insurance in favor of the Partnership with such companies and in such amounts as are customary for properties similar to the Partnership's.

          Section 4.7 Indemnification

          To the extent permitted by the Law, the Partnership shall indemnify and hold harmless the General Partner, to the extent of the Partnership's assets, from and against any loss, damage or expense incurred by reason of the fact that it is or was a General Partner of the Partnership or by reason of any act performed by it on behalf of the Partnership or in furtherance of the interests of the Partnership except where the General Partner has acted with gross negligence or willful misconduct or where the General Partner is adjudged to have been in default or breached their duty to the Partnership or Partners under this Agreement.

          Section 4.8 Liability of General
                      Partner to Limited Partners



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          No General Partner shall be liable to the Partnership or to any
Limited Partner for any loss damage or expense incurred in connection with the affairs of the Partnership unless such loss, damage, or expense results from willful misconduct or gross negligence of such Partner.

          Section 4.9 Obligations of the General Partner

          In the event there is more than one General Partner, each obligation of the General Partners hereunder shall be the joint and several obligation of each General Partner.

          Section 4.10 Sale of Interest

          The General Partner shall have the right to sell a portion of its Partnership interest to additional limited partners and/or existing limited partners. The General Partner shall not have the right to sell his entire interest or otherwise retire as a General Partner without the consent of a majority of the Limited Partners as specified in Article V.

                                    ARTICLE V

                 RETIREMENT OR RESIGNATION OF A GENERAL PARTNER;

                              NEW GENERAL PARTNERS


          Section 5.1 Retirement and Resignation

          Except as hereinafter provided, no General Partner shall have the right to retire or resign (as used herein, the terms "retirement" or "retiring" shall be deemed to include and refer to a "resignation" and a "resigning")from the Partnership or sell, assign, transfer or encumber his interest as a General Partner without the consent of a majority of the Limited Partners. Each General Partner may assign the proceeds of any Partnership distribution in respect of his interest as a General Partner. In the event of the retirement of a General Partner, the retiring General Partner shall transfer its interest in the Partnership in accordance


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with Section 5.4. In addition, such retiring General Partner shall remain liable for the performance of all its obligations under this Agreement, arising on or before the date of retirement.

          Section 5.2 Obligation to Continue

          Upon the retirement of a General Partner, the retired General Partner or his heirs, successors or assigns, shall immediately send notice of such retirement (the"Retirement Notice") to each Limited Partner, and the Partnership shall be (i) terminated if there is no remaining General Partner and if the Partnership is not reconstituted as provided in Section 5.3 or (ii) continued by the remaining or newly-designated General Partner(s).

          Section 5.3 Retirement of General Partner

          A. In the event the General Partner retires, the Partnership shall dissolve and terminate unless the Limited Partners elect, pursuant to the provisions of Section 5.3(B), to continue the Partnership, in which event the Partnership shall be reconstituted, without liquidation, and shall continue under the same name and upon all of the terms and conditions of this Agreement.

          B. In the event of the retirement of the General Partner, the Limited Partners, by the affirmative vote of two-thirds in interest thereof, shall have the right, but not the obligation, to elect to reconstitute the Partnership with one of the Limited Partners as the General Partner(s) thereof and to continue the business thereof, upon all the terms and conditions of this Agreement, except as modified by this Section 5.3(B). Such election, which shall be effective as of the date of such retirement, shall be exercised by the Limited Partners or a designated representative thereof sending a notice to that effect to all Partners


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



within sixty (60) days after the later of (i) the date of retirement; or (ii) the date on which the Limited Partners receive notice of such retirement. In lieu of becoming General Partner(s) of the partnership, the Limited Partner may elect, either by the aforesaid notice, or at any time thereafter, to assign a portion of their interests in the Partnership to one or more third parties who shall agree to act as General Partner, and the Limited Partners shall remain Limited Partners with respect to the portion of their interests not so assigned.

          Section 5.4 Interest of Retired General Partner

          A. Each General Partner hereby agrees that at the time of his retirement all his General Partnership interest shall be automatically converted to that of a Limited Partner in accordance with Section 2.6(B); provided, however, that the Limited Partners shall not have the right to purchase the interest of the General Partner so converted for any reason other than the removal of such General Partner as provided in Section 2.6.

          B. For the purpose of Article VI hereof, the effective date of the transfer pursuant to the provisions of Paragraph A of this Section 5.4 of the General Partner's interest of a retired General Partner shall be deemed to be the date on which such retirement occurs.

          Section 5.5 Retirement Plan

          The Partnership shall not sponsor a Qualified Retirement Plan under
Section 401(a) of the Internal Revenue Code of 1986 without the unanimous consent of all partners.


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          Section 5.6 Designation of New General Partners

          The General Partner may, with the unanimous consent of the Limited Partners, at any time designate one or more additional General Partners (which may be corporations) each to possess such proportion of the aggregate General Partner's interest in the Partnership as may be agreed to by such General Partners, and any such newly added General Partners shall agree to be bound by the Partnership obligations and any other documents required in connection therewith and by the provisions of this Agreement, to the same extent and on the same terms as any other than General Partner(s).

          Section 5.7 Amendment of Certificate

          Upon the admission of an additional General Partner, such admission and an amendment to the Certificate of Limited Partnership shall be filed in accordance with Law. Each General Partner is hereby irrevocably constituted and empowered to act alone as the attorney-in-fact of each Limited Partner, with authority to execute, acknowledge, swear to, and deliver such instruments as may be necessary or appropriate to carry out the foregoing provisions of this
Article V, including amendments to the Certificate of Limited Partnership required by Law, business certificates and the like.

                                   ARTICLE VI

                PROFITS & LOSSES; DISTRIBUTIONS; CAPITAL ACCOUNTS

          Section 6.1 Allocation of Profits and Losses

          A. For each fiscal year or portion thereof, profits and losses incurred and/or accrued from and after the date hereof other than those arising from the sale or other disposition of all or substantially all of the assets of the Partnership as set forth in Paragraph


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B below, shall be allocated 41% (or such lesser percentage until such time as
Ronald Linfonte's interest shall be 12% and Kevin Kennedy's interest shall be 4%) to the Limited Partners, in the ratio in which the paid-in Capital Contribution of each Limited Partner bears to the total Limited Partner Class Contribution, and 59% (or such greater amount until such time as the General Partner's interest shall be 59%) to the General Partners, for each fiscal year.

          B. All profits and those losses arising from sale or other disposition of all or substantially all the assets of the Partnership shall be allocated to the Partners as follows:

          i. Any profits shall be allocated:

               a. first to the Partners with negative Capital Accounts pro rata in accordance with such Capital Accounts determined as of the date such allocation is made and without giving effect to distributions of Capital Items (as defined in Paragraph 6.2 A(iv), until the Capital Account of each Partner is raised to zero, but no gains shall be allocated to a Partner under this Section 6.1(B) once his Capital Account is brought to zero; and

               b. then, to the Partners in the same ratio that Capital Items are distributed to them, pursuant to 6.2 (D), but if no cash from Capital Events is distributable to the Partners then in the manner set forth in Section 6.1 (A) hereof.

          ii. Any losses shall be allocated:

               a. first, to the Partners with positive Capital Accounts pro rata in accordance with such Capital Accounts until the Capital Account of each

          Partner is brought to zero, but no loss shall be allocated to a Partner under this Section 6.1(B) after his Capital Account is brought to zero; and

               b. then, to the Partners in the manner set forth in Section 6.1
          (A) hereof.

          iii. Notwithstanding the foregoing of this Section 6.1, where a Partner's Capital Account has a deficit balance, such partner shall be charged back with not less than the Minimum Gain as provided in Treas. Reg.
     Section 1.704-1(b).

          C. All profits and losses shared by the Partners shall be credited or charged, as the case may be, to their Capital Accounts.

          D. For purposes of this Agreement, the term "profits" and "losses" shall mean the profits and losses of the Partnership as determined in accordance with the same accounting practices and principles used by the Partnership in connection with the preparation and filing of the Partnership's federal income tax returns.

          Section 6.2 Distributions

          A. Distributions Prior to Termination: Subject to any Mortgages, and after the payment of or reserve for (in such reasonable amounts as may be determined by the General Partners) all current debts, including expenses, fees and capital improvements, Cash Flow (as defined below) for each fiscal year (or fractional portion thereof), shall be distributed, to the extent available, 41% (or such lesser percentage until such time as Ronald Linfonte's interest shall be 12% and Kevin Kennedy's interest shall be 4%) to the Limited Partners, in the ratio in which the paid-in Capital Contribution of each Limited Partner bears to the total Limited Partner Class Contribution, and 59% (or such greater amount until such time as the General

Partner's interest shall be 59%) to the General Partners (subject to any payment due to the Limited Partners under Section 6.2(B)). Definition of Cash Flow: For all purposes of this Agreement, the term "Cash Flow" shall mean the profits of the Partnership from and after the date hereof (as determined by the cash receipts and disbursements method) but subject to the following:

          i. Depreciation of building, improvements and personal property and amortization of any financing fee shall not be considered as a deduction.

          ii. If the General Partners shall so determine, a reasonable reserve shall be deducted to provide for working capital needs, funds for improvements or replacements or for any other contingencies of the Partnership.

          iii. Any amounts paid by the Partnership for capital expenditures shall be considered as a deduction, unless paid by cash withdrawal from any replacement reserve for capital expenditures.

          iv. "Capital Items", which is hereby defined to mean the proceeds of any mortgage financing or refinancing, and gain or loss from any sale, exchange, eminent domain taking, damage or destruction by fire or other casualty, or other disposition of all or any part of the Property (other than the proceeds of any business or rental interruption insurance), shall not be included.

          v. Proceeds of insurance on account of business interruption or lost rents shall be included as income in Cash Flow.

          B. Capital Items: The General Partner, in the exercise of reasonable business judgment, shall determine the amount of all cash held by the Partnership derived from Capital

Items that is available for distribution to the Partners. Such cash shall be distributed at such times as the General Partner shall determine, to be allocated to each Partner in the same manner, to the same extent and with the same priorities and distributions made under Section 6.2 (D).

          C. Distributions Upon Termination or Sale of the Partnership Assets Upon the termination and dissolution of the Partnership upon sale of all or substantially all of the Partnership's assets, or otherwise, the cash and other assets available for distribution ("Partnership Assets") after provision for payment of all liabilities, including expenses, fees, capital improvements, service or repayment of debts, and after the establishment of reserves with the General Partners shall be distributed in the following order of priority:

               (1) To the Limited Partners - 41% (or such lesser percentage until such time as Ronald Linfonte's interest shall be 12% and Kevin Kennedy's interest shall be 4%)

               (2) To the General Partner - 59% (or such greater amount until such time as the General Partner's interest shall be 59%)

          D. Allocation Amount Limited Partners: All distributions to Limited Partners shall be shared by each Limited Partner in the ratio in which his paid-in Capital Contribution bears to the paid-in Limited Partner Class Contribution. The Capital Account of each Partner shall be charged with his allocable share of all distributions.

          Section 6.3 Distribution in Kind

          If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other

Partners so entitled. The fair market value of such assets shall be determined by the General Partner.

                                CAPITAL ACCOUNTS
                                ----------------

          Section 6.4 General Rules

          Each Partner's Capital Account shall be maintained in accordance with the following provisions:

          6.4.1. Each Partner's Capital Account shall initially equal such Partner's Capital Contribution as set forth in Section 3.1.1 for the Limited Partner and Section 4.1.1 for the General Partner.

          6.4.2. Each Partner's Capital Account shall be increased by (a) the amount of any additional cash and the fair market value of any property subsequently contributed by such Partner to the capital of the Partnership; and
(b) the amount of any Profits or item thereof allocated to such Partner pursuant to Section 6.1.

          6.4.3. Each Partner's Capital Account shall be reduced by (a) the amount of all Cash Distributions made to such Partner pursuant to Section 6.2;
(b) the fair market value of any property distributed by the Partnership to such Partner; and (c) the amount of any Losses or item thereof allocated to such Partner pursuant to Section 6.1

          6.5 Effect of Transfer of Partnership Interest In the event that any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

          6.6 Compliance with Regulations; Permitted Adjustments The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Regulation ss.1.704-1(b), and (to the extent possible) shall be interpreted and applied in a manner consistent with such Regulation. If the General Partner determines that it is necessary or appropriate to modify the manner in which Capital Accounts are computed in order (i) to comply with said Regulation, or (ii) to select any options available under said Regulation not otherwise specified in this Agreement (including, without limitation, an election under Regulation ss.1.704-1(b) (2)
(iv) (f) to adjust the "book values" of the Partnership assets and Capital Accounts), or (iii) to make adjustments that it deems equitable or practicable and consistent with the Partners' economic interests in the Partnership, then the General Partner may make such modification or adjustment or select such option, provided that it is not likely to have a material adverse effect on any Partner.

                                   ARTICLE VII

               BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.

          Section 7.1 Books and Records

          The General Partner shall keep or cause to be kept complete and accurate books and records of the Partnership which shall be maintained in accordance with sound accounting practices and shall be maintained and be available at the office of the General Partner for examination by any Partner, or his duly authorized representatives, at any and all reasonable times. The Partnership may maintain such books and records and may provide such financial or other statements, including those required from time to time by any other appropriate administrative agency, as the General Partner deems advisable.

          Section 7.2 Bank Accounts

          The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of business on such signatures as the General Partner shall determine.


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



          Section 7.3 Accountants

          The accountants for the Partnership shall be chosen by the General Partner. The accountant(s) shall prepare, for execution by the General Partner, all tax returns of the Partnership.

          Section 7.4 Reports to Limited Partners

          Within 75 days after the end of each fiscal year, the General Partner shall cause to be delivered to the Limited Partners and to all persons who were Limited Partners at any time during the fiscal year, all necessary tax information and, within 120 days after the end of each fiscal year, a financial report of the Partnership for the prior fiscal year, including a balance sheet and profit and loss statement, together with a certification of the accountants covering the results of their review of the books of the Partnership.

          Section 7.5 Elections

          All elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the Partnership's accountants, be most advantageous to the Limited Partners.

          Section 7.6 Special Basis Adjustments

In the event of a transfer of all or any part of the interest of any Partner, the Partnership may elect, pursuant to Section 754 of the Code (or corresponding provisions of succeeding law), to adjust the basis of the Partnership's property. Notwithstanding anything contained in Article VII of this Agreement, any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner. Each Partner will furnish the Partnership with all information necessary to give effect to such election.


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



          Section 7.7 Fiscal Year and Accounting Method

          The Fiscal year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

                                  ARTICLE VIII

                                   TERMINATION

          Section 8.1 Disposition of Property

          In addition to termination pursuant to Paragraphs 1.5 and 5.3, the Partnership shall terminate upon the sale of all or substantially all of the Partnership Assets, unless the Partnership, as part of the consideration for such sale, acquires a mortgage or lease on the Property, in which case the Partnership shall be terminated upon the sale by it or termination of its entire interest in such mortgage or lease.

          Section 8.2 Condemnation

          A taking of all or substantially all of the Partnership Assets in condemnation or by eminent shall be treated in all respects as a sale of the Property so as to effect the dissolution and liquidation of the Partnership, pursuant to this Article VIII. In such event, any portion of the Property and assets of the Partnership not so taken shall be sold and the proceeds, together with the condemnation award, distributed in the manner provided for in Article VI.

          Section 8.3 Liability to Return
                      Capital Contributions

          The General Partner shall not be personally liable for the return of the Capital Contributions of any Limited Partner, or any portion thereof, it being expressly understood


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



that any return shall be made solely from available Partnership assets; and no Partner shall be liable to any other Partner for a deficit in his Capital Account.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1       Restrictions

          A. Notwithstanding any other provision of this Agreement, except as otherwise provided in this paragraph, no sale or exchange of any Partner's interest in the Partnership may be made if the interest sought to be sold or exchanged, when added to the total of all other interests in the Partnership sold or exchanged within the period of twelve consecutive months prior to the proposed date of sale or exchange, would result in the termination of the Partnership under Section 708 of the Code (or any successor statute). However, such a sale or exchange may be made if, prior to the date of transfer, a ruling of the Internal Revenue Service (or its successors) to the effect that such proposed sale or exchange transfer will result in such termination shall have been published in the Internal Revenue Bulletin or a private ruling to the same effect shall have been granted to the transferring Partner or the Partnership upon the application and at the expense of the Partner desiring to sell or exchange his interest in the Partnership.

          B. No sale, transfer, exchange or other disposition of any interest in the Partnership may be made except in compliance with the then applicable rules and regulations of the governmental authority with jurisdiction over such disposition, and the General Partners may require as a condition of any transfer of such interest that the transferor furnish an opinion of qualified counsel that the proposed transfer complied with applicable Federal and state securities laws.

          C. Any sale, exchange or other transfer in contravention of any of the provisions of this Section 9.1 shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

          Section 9.2 Appointment of the Corporate General Partner as Attorney-in-Fact

          Without limiting the effect of provisions elsewhere in this Agreement, each Limited Partner (including a substitute or additional Limited Partner) hereby irrevocably appoints and empowers the General Partner, and the President, Executive Vice-President, Treasurer, Secretary and Assistant Secretary of any corporate General Partner, his true and lawful attorney-in-fact and agent, with power of substitution, to effectuate (with full power and authority to act in his name, place and stead in effectuating and requisite to carrying out) the intention and purposes of the Partnership and this Agreement, including, but not limited to, the execution, acknowledgement, swearing to, delivering, filing and recording of all certificates (including the Certificate of Limited Partnership) and amendments thereto, documents, conveyances, leases, contracts, loan documents and/or counterparts hereof, the execution and filing of appropriate documents with the holders of the Mortgages, and all other documents which the General Partner deems necessary or reasonably appropriate, including, without limitation, the following:

          i. To qualify or continue the Partnership as a Limited Partnership;

          ii. To reflect a modification of the Partnership or an amendment of this Agreement and/or the Certificate of Limited Partnership;

          iii. To accomplish the purposes and carry out the powers of the Partnership as set forth in Article II and Article IV; or

          iv. To reflect the dissolution and termination of the Partnership.

          No General Partner shall take any action as an attorney-in-fact for any Limited Partner which would in any way increase the liability of such Limited Partner beyond the liability expressly set forth in this Agreement. The appointment by each Limited Partner or each General Partner and the aforementioned corporate officers of any corporate General Partner as aforesaid as attorneys-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and the General Partner under this agreement will be relying upon the power of each General Partner and the said officers to act as contemplated by this Agreement will be relying upon the power of each General Partner and the said officers to act as contemplated by this Agreement in such filing and other action by them on behalf of the Partnership. The foregoing power of attorney shall be irrevocable and shall survive the assignment by any Limited Partner of the whole or any part of his interest hereunder, shall be binding on any assignee or vendee of a Limited Partnership interest hereunder or any portion thereof, including any assignee or vendee of only the distribution rights relating thereto, and shall survive the death, incompetency or legal disability of any Limited Partner who is an individual.

          Section 9.3 Amendments to Certificate of Limited Partnership

          Within 120 days after the end of any fiscal year in which the Limited Partners shall have received any distributions under Article VI hereof, the General Partner shall file as required under the laws of the State and elsewhere, as the General Partner deem appropriate or required, an amendment to the Certificate of Limited Partnership reducing by the amount of his allocable share of such distribution the amount of Capital Contribution of each Limited Partner as stated in the last previous amendment to the Certificate of Limited Partnership. No such amendment shall affect a Partner's capital account or his obligations for future Capital Contributions.

          Section 9.4 Notices

          Any and all notices called for under this Agreement shall be deemed adequately given only if in writing and sent by registered or certified mail, postage prepaid, to the party or parties for whom such notices are intended.

          All such notices, in order to be effective, shall be addressed to the last address of record on the Partnership books when given by the Partnership or by the General Partner and intended for the other Partners; and to the address of the Partnership when given by one or more of the Limited Partners and intended for the Partnership or the General Partner.

          Section 9.5 Word Meanings

          The words such as "herein", "hereinbefore", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

          Section 9.6 Binding Provisions

          The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

          Section 9.7 Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

          Section 9.8 Counterparts

          This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the General Partner.

          Section 9.9 Separability of Provisions

          Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

          Section 9.10 Investment Representation

          Each person who becomes a Limited Partner does hereby represent and warrant by the signing of a counterpart of this Agreement that:

          i. the interest acquired by him was acquired for investment and not for resale or distribution;

          ii. he is qualified by his personal experience to analyze the risks and the advantages and disadvantages of an investment in such interest or has relied upon the advice of a person so qualified.

          Section 9.11 Paragraph Titles

          Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of the Agreement as set forth in the text.

          Section 9.12 Amendments and Other Actions

          This Agreement may be amended or modified by the General Partner without the consent of the Limited Partners, provided, however, that all the Limited Partners must give their consent in writing to any amendment which would
(i) extend the term of the Partnership as set forth in Section 2.5 hereof; (ii) amend this Section 9.12; (iii) increase the liability of the Limited Partners; or (iv) amend any Section of this Agreement under which any action expressly requires the consent of all Partners.

          Section 9.13 Restrictive Covenants

          The Partnership and the Limited Partners acknowledge and agree that the Limited Partners' relationships are of a special and unusual character which have a unique value to the Partnership, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with the Partnership could cause serious harm to the Partnership. Further, the Limited Partner and the Partnership also recognize that an important part of the Limited Partners' relationship will be to develop good will for the Partnership through his personal contact with the clients, patients, agents and others having business relationships with the Partnership, and that there is a danger that this good will, a proprietary asset of the Partnership, may follow the Limited Partner if and when their relationship with the Partnership is terminated. Accordingly, the Limited Partner covenants that for a period of two (2) years after the later to occur of a Limited Partner's or, in the case of a Limited Partner who is an individual, such Limited Partner's Immediate Family Member's relationship with the Partnership ceases, the original Limited Partners (i.e., Adam Elberg, Ron Linfonte and Kevin Kennedy) shall not (as an employee, owner, partner, agent, shareholder, director or officer, or otherwise), directly or indirectly, without the prior written consent of the Partnership, do any of the following within two
(2) miles from 176-60 Union Turnpike, Flushing, New York.

          9.13.1 Offer to render any services or solicit the rendition of any services which were rendered by the Partnership to any clients, patients, customers or accounts of the Partnership to or for the benefit or account of the Limited Partner or to or for the benefit or account of any other person or entity.

          9.13.2 Render or attempt to render any services which were rendered by the Partnership to any clients, patients, customers or accounts of the Partnership to or for the benefit or account of the Limited Partner or to or for the benefit or account of any other person or entity.

          9.13.3 Solicit for employment or employ to or for the benefit or account of the Limited Partner or to or for the benefit or account of any other person or entity any employee of the Partnership, nor shall the Limited Partner urge, directly or indirectly, any client or referee of clients, patients, customers, or accounts of the Partnership to discontinue, in whole or in part, business with the Partnership or not to do business with the Partnership. For purposes of this Section 9.13.3 of this Agreement, the term "referee of clients" shall mean any person or entity who or which referred a client, patient, customer or account to the Partnership at any time prior to such cessation of the Limited Partner's relationship with the Partnership.

          9.13.4 Engage, either as a consultant, independent contractor, proprietor, shareholder, partner, officer, director, employee or otherwise, in any business which provides services similar to those marketed by Partnership herein or otherwise competes with the Partnership.

          9.13.5 The parties hereto agree that to the extent that any provision or portion of Section 9.13 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

          9.13.6 As the violation by a Limited Partner of the provisions of
Section 9.13 of this Agreement would cause irreparable injury to the Partnership, and there is no adequate remedy at law for such violation, the Partnership shall have the right, in addition to any other remedies available at law or in equity, to enjoin the Limited Partner in a court of equity from violating such provisions.

     WITNESS, the execution hereof under seal as of the __ day of June, 1996.


                                             PROFESSIONAL SPORTS CARE
                                             MANAGEMENT, INC.
ATTEST:                                      General Partner




                                       By:
- - - --------------------------                 ------------------------------
PATRICK J. WACK, JR.                         RUSSELL F. WARREN, JR.
Secretary                                    President




- - - --------------------------                 ------------------------------
Witness                                      ADAM ELBERG
                                             Limited Partner




- - - --------------------------                 ------------------------------
Witness                                      RONALD LINFONTE
                                             Limited Partner




- - - --------------------------                 ------------------------------
Witness                                      KEVIN KENNEDY
                                             Limited Partner